Exhibit 23

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the application of our report dated December 17, 2003 included in this Form 10-KSB of 4-D Neuroimaging, relating to their consolidated financial statements and schedule for the year ended September 30, 2003, and previously filed Form S-8 No. 333-60743, No. 33-61057, No. 33-32260, No. 33-33179, No. 33-68136, No. 333-54322, No. 333-90450, No. 333-96267 and No. 333-105716.

/s/ Swenson Advisors LLP
San Diego, California
December 18, 2003